Exhibit 7.1
September 30, 2008
VIA FACSIMILE (440-244-4815) AND CERTIFIED MAIL
LNB Bancorp., Inc.
457 Broadway
Lorain, OH 44052
Attn: Daniel E. Klimas

Re:	Settlement Agreement, between and among Richard M. Osborne, Steven A. Calabrese, AMG Investments, LLC and LNB Bancorp., Inc., dated April 18, 2008 (the “Settlement Agreement”)
Dear Dan:
Please be advised that we hereby irrevocably waive our collective and/or individual right(s) to designate two individuals/nominees or successor nominees to LNB’s board of directors pursuant to Sections 3 and 5 of the Settlement Agreement. In addition, we hereby confirm that neither Thomas Perciak nor Daniel Merkel has any agreement, express or implied with any of us, nor do they have any other obligation to act on our behalf with respect to their responsibilities as a director of LNB or The Lorain National Bank. Therefore, Messrs. Perciak and Merkel shall no longer be considered our designees as directors of LNB.
If you have any questions, please feel free to call us.
Very truly yours,
AMG Investments, LLC

/s/ Richard M. Osborne

By:	Richard M. Osborne
Managing Member

/s/ Richard M. Osborne

Richard M. Osborne, individually

/s/ Steven A. Calabrese

Steven A. Calabrese, individually

cc:	Marc C. Krantz, Esq.
John J. Jenkins, Esq.
Thomas P. Perciak
Daniel G. Merkel